Exhibit 1

This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

Registration of Reports on the Results of Additional Share Issue

Moscow, October 26, 2012 - Open Joint Stock Company “INTER RAO UES” (“INTER RAO UES”, “Company”, ticker on MICEX-RTS, LSE (Reg. S): IRAO; on LSE (Rule 144 A): IRAA), the largest diversified utilities holding in Russia, announces that on October 25, 2012 the Russian Federal Service for Financial Markets (“FSFM”) has registered reports on the results of additional issue of INTER RAO UES’ common shares placed through:

•                  Conversion of ordinary registered uncertified shares of JSC «OGK-1» into
210,141,861 720 ordinary registered uncertified shares of the Company during the accession process. The additional share issue has a state registration number 1-03-33498-E-003D. INTER RAO UES placed 210,141,861,720 shares with par value of RUB 0.02809767 or 13,378% of the total approved amount of shares.

•                  Conversion of ordinary registered uncertified shares of JSC «WGC-3» into
431,451,853 160 ordinary registered uncertified shares of the Company during the accession process. The additional share issue has a state registration number 1-03-33498-E-004D. INTER RAO UES placed 431,451,853,160 shares with par value of RUB 0.02809767 or 22,714% of the total approved amount of shares.

•                  Conversion of ordinary registered uncertified shares of INTER RAO - EnergyAsset, OJSC into 475,352,112 ordinary registered uncertified shares of the Company during the accession process. The additional share issue has a state registration number 1-03-33498-E-005D. INTER RAO UES placed 475,352,112 shares with par value of RUB 0.02809767 or 0,025% of the total approved amount of shares.

•                  Conversion of ordinary registered uncertified shares of INTER RAO - Energy, OJSC into 22,887,323,943 ordinary registered uncertified shares of the Company during the accession process. The additional share issue has a state registration number 1-03-33498-E-006D. INTER RAO UES placed 22,887,323,943 shares with par value of RUB 0.02809767 or 1,186 % of the total approved amount of shares.

The additional share issues were registered by the Russian Federal Service for Financial Markets (“FSFM”) (state registration numbers 1-03-33498-E-003D, 1-03-33498-E-004D, 1-03-33498-E-005D, 1-03-33498-E-006D) on September 11, 2012.

The decision to increase INTER RAO UES’ charter capital was approved by the EGM on April 26, 2012.

The foregoing information is disclosed in compliance with the Securities Act of the Russian Federation.

For further information, please contact INTER RAO UES:

Irina Makarenko	Head of Investor Relations	+7 495 967-05-27 (ext. 2008)
makarenko_ia@interrao.ru

Anton Nazarov	Head of Public Relations	+7 495 967-05-27 (ext. 2208)
nazarov_aa@interrao.ru

Svetlana Chuchaeva	Head of Corporate Relations	+7 495 967-05-27 (ext.2081)
chuchaeva_sy@interrao.ru

INTER RAO UES is a diversified utilities holding headquartered in Moscow and managing assets in different countries. The company produces and sells electric energy and heat, trades energy on the international market, and engineers, designs and builds generating assets. INTER RAO UES Group owns and operates approximately 28,000 MW of installed power generating capacity. INTER RAO UES corporate strategy is focused on making the company a global energy enterprise and a key player in the international energy market.

For further information see www.interrao.ru